EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Reduced Earnings for the Second Quarter and First Half of 2009

MCLEAN, Va., July 24, 2009 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2009 was $23 thousand and $549 thousand for the six months ended June 30, 2009 compared to $450 thousand and $951 thousand during the second quarter and the first six months of 2008. Earnings were adversely impacted by other than temporary impairment charges (OTTI's) of $863 thousand before tax on three of our trust preferred securities which experienced significant incremental deferrals during the quarter. Earnings for the second quarter and the six months were also adversely impacted by the FDIC special assessment of $190 thousand before tax as well as increases in the regular assessment which amounted to $124 thousand during the second quarter of 2009 compared to $50 thousand during the second quarter of 2008.

On a more positive note, Sonabank's net interest margin on a linked quarter basis rose significantly from 3.12% in the first quarter of 2009 to 3.51% in the second quarter of 2009. The rise resulted from a small increase in the yield on loans from 6.04% in the first quarter to 6.08% in the second quarter. This was a result of a stabilized prime rate and Sonabank's efforts to establish floors on prime rate based loans. This improvement was partially offset by a decline in the yield on investment securities from 4.63% in the first quarter to 4.24% in the second quarter. The yield on earning assets increased from 5.57% during the first quarter to 5.60% during the second quarter.

On the liability side of the balance sheet the average cost of funds for time deposits declined from 3.33% during the first quarter to 2.68% during the second quarter as pressures subsided in the deposit markets. Overall this was reflected in a 41 basis point decline in the cost of funds quarter to quarter.

In terms of net interest margin, absent something extraordinary happening, we expect the first quarter to have been the low.

Net interest income was $3.5 million for the second quarter of 2009, compared to $2.9 million in the second quarter of 2008. The net interest margin was 3.51% in the quarter ended June 30, 2009, compared to 3.20% in the quarter ended June 30, 2008.

Noninterest loss was $502 thousand during the second quarter of 2009, compared to income of $147 thousand during the same quarter of the prior year. The OTTI charges recognized offset growth in noninterest income attributable to an increase in account maintenance and deposit service fees and other noninterest income.

Net interest income was $6.5 million during the six months ended June 30, 2009, compared to $6.2 million during the comparable period in the prior year.

Noninterest income decreased from $268 thousand in the first six months of 2008 to $92 thousand in the first six months of 2009. Noninterest income for the first six months of 2009 included a gain on sale of securities of $223 thousand and gain on other real estate owned of $117 thousand, which is offset by the OTTI charge recognized totaling $863 thousand. Noninterest income for the same period last year included a net loss on other real estate owned of $175 thousand.

Despite the costs associated with the two new branches we opened in Leesburg and costs to support other organic growth of the Bank, noninterest expenses were well controlled and rose 11% from $4.4 million for the first six months of 2008 to $4.9 million for the first six months of 2009.

One extremely important driver of cost in the second quarter was that Sonabank has long had a semi-annual bonus plan. As a consequence of the difficulties faced in the quarter, we have suspended the bonus payments for the first half of the year, and compensation cost for the quarter is down compared to the same quarter last year.

Total assets of Southern National Bancorp of Virginia were $432.7 million as of June 30, 2009 up from $431.9 million as of December 31, 2008. Net loans receivable grew from $298.0 million at the end of 2008 to $321.6 million at June 30, 2009.

Loan Portfolio

The composition of our loan portfolio consists of the following at June 30, 2009 and December 31, 2008:

                                                 June 30, December 31,
                                                   2009      2008
                                                ---------  ---------
 Mortgage loans on real estate:
    Commercial                                  $ 126,998  $ 104,866
    Construction loans to residential builders      4,844      4,752
    Other construction and land loans              41,054     51,836
    Residential 1-4 family                         62,081     60,376
    Multi- family residential                       7,463      5,581
    Home equity lines of credit                    13,250     11,509
                                                ---------  ---------
      Total real estate loans                     255,690    238,920

 Commercial loans                                  67,759     60,820
 Consumer loans                                     3,320      3,074
                                                ---------  ---------
      Gross loans                                 326,769    302,814

 Less unearned income on loans                       (550)      (548)
                                                ---------  ---------
 Loans, net of unearned income                  $ 326,219  $ 302,266
                                                =========  =========

The largest growth segments were commercial real estate and commercial loans.

Non-performing assets increased from $4.7 million (1.09% of assets) at March 31, 2009 to $5.7 million (1.31% of assets) at June 30, 2009. The change in the balance is primarily the result of the following:

 * There was an addition of one owner occupied commercial real estate loan in the amount of $1.5 million to non-performing status. There is a $1.1 million SBA 504 loan behind us. A current appraisal values the property at $1.7 million, not including several hundred thousand in equipment. This loan was only 45 days past due at June
   30, 2009, but the owners have declared Chapter 7 bankruptcy.

 * The sale of one residential property in other real estate owned with a carrying value of $280 thousand, as well as a short sale of another residential property to pay off a nonperforming loan with a carrying value of $391 thousand.

The bulk of our other real estate owned balance continues to be comprised of one property, which contains 33 finished 2 to 4 acre lots in Culpeper. There are no new developments on that property.

The loan loss provision was $545 thousand, $480 thousand and $255 thousand during the quarters ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively. Net charge-offs were $434 thousand, $238 thousand and $99 thousand during the same periods.

The ratio of the allowance for loan losses to total loans remained at 1.4% as of June 30, 2009, March 31, 2009 and June 30, 2008.

The Securities Portfolio

Sonabank owns a portfolio of trust preferred securities. These securities have been adversely affected by the continued deterioration of some sectors of the banking system which resulted in increased defaults this quarter. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify its best estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary. The cash flow analysis we performed included the following assumptions:

 * Unless the company has received funding under TARP, we assume that all of the issuers rated 1 by IDC Financial Publishing that have not already defaulted will default immediately with 100% loss.
 * We assume that annual defaults for the remaining life of each security will be 37.5 basis points. According to FTN Financial:
   "The FDIC lists the number of bank failures each year from 1934-
   2008. Comparing bank failures to the number of FDIC institutions produces an annual average default rate of 36 basis points."
 * We assume recoveries ranging from 0% to 75% on deferrals after two years depending on the IDC rating of the deferring entity.
 * We assume no prepayments for 10 years and then 1% per annum for the remaining life of the security. According to FTN Financial:
   "Prepayments were common in 2006 and 2007 when issuers were able to refinance into lower cost borrowings. That was a much different environment than today and most parties expect prepayments to be very low absent a change in credit conditions."
 * Our securities have been modeled using the above assumptions by
   Sandler O'Neill or FTN Financial using the forward LIBOR curve plus original spread to discount projected cash flows to present values.

Management's analysis in the second quarter deemed three of the ten securities we own other than temporarily impaired. The cash flow analysis this quarter indicated that one security, ALESCO XV C1 would probably experience significant credit losses. Two others, ALESCO V C1 and ALESCO XVI C, would probably experience minor credit losses. We have booked OTTI charges accordingly. The credit portion of the OTTI was taken through net income and the remainder through other comprehensive income.

                                         Ratings
                           Tranche   When Purchased   Current Ratings
    Security                Level    Moody's  Fitch   Moody's   Fitch
 ---------------------------------------------------------------------
 Investment Grade:
 ALESCO VII  A1B           Senior       Aaa     AAA      A3      AA
 MMCF II B               Senior Sub     A3      AA-     Baa2     BBB
 MMCF III B              Senior Sub     A3      A-      Baa3      B

 Other:
 TPREF FUNDING II         Mezzanine     A1      A-      Caa3     CC
 TRAP 2007-XII C1         Mezzanine     A3       A       Ca      CC
 TRAP 2007-XIII D         Mezzanine     NR      A-       NR       C
 MMC FUNDING XVIII        Mezzanine     A3      A-       Ca       C

 Other Than Temporarily
  Impaired:
 ALESCO V C1              Mezzanine     A2       A       Ca      CC
 ALESCO XV C1             Mezzanine     A3      A-       Ca      CC
 ALESCO XVI  C            Mezzanine     A3      A-       Ca      CC

                                                             Estimated
                                                                Fair
              Security                 Par Value  Book Value   Value
 --------------------------------------------------------------------
 Investment Grade:                              (in thousands)
 ALESCO VII  A1B                        $ 8,832     $ 7,828  $ 6,118
 MMCF II B                                  583         533      494
 MMCF III B                                 709         691      390
                                       ------------------------------
                                         10,124       9,052    7,002
                                       ------------------------------
 Other:
 TPREF FUNDING II                         1,500       1,299      552
 TRAP 2007-XII C1                         2,000       1,409      251
 TRAP 2007-XIII D                         2,012       1,382      380
 MMC FUNDING XVIII                        1,020         757      246
                                       ------------------------------
                                          6,532       4,847    1,429
                                       ------------------------------

 Other Than Temporarily
  Impaired:
 ALESCO V C1                              2,000         704      704
 ALESCO XV C1                             3,018         420      420
 ALESCO XVI  C                            2,012         539      539
                                       ------------------------------
                                          7,030       1,663    1,663
                                       ------------------------------

 Total                                  $23,686    $ 15,562 $ 10,094
                                       ==============================

                                  % of Current  Previously
                        Current   Defaults and  Recognized
                        Defaults    Deferrals   Cumulative
                         and        to Current  Other Comprehensive
    Security           Deferrals    Collateral   Loss (1)
 -----------------------------------------------------------------
 Investment Grade:                   (in thousands)
 ALESCO VII  A1B        $ 99,300       16%        $ 335
 MMCF II B                28,000       22%           50
 MMCF III B               10,000        8%           17
                                                --------
                                                  $ 402
                                                ========
 Other:
 TPREF FUNDING II         87,000       25%          201
 TRAP 2007-XII C1         84,750       17%          591
 TRAP 2007-XIII D         86,000       11%          630
 MMC FUNDING XVIII        62,500       19%          264
                                                --------
                                                $ 1,686
                                                ========

                                              Cumulative     Amount of
 Other Than                                     Other     OTTI Related
  Temporarily                               Comprehensive   to Credit
  Impaired:                                     Loss (2)      Loss (2)
                                              -----------------------
 ALESCO V C1              63,500       19%       $ 1,293         $ 3
 ALESCO XV C1            169,250       25%         1,800         799
 ALESCO XVI  C           110,000       22%         1,411          61
                                              -----------------------
                                                 $ 4,504       $ 863
                                              =======================

 (1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity
 (2) Pre-tax

Sonabank also owns the following securities:

 * $38.9 million of FNMA and FHLMC mortgage-backed securities. Since the conservatorship, these securities carry the full faith and credit of the U.S. Government. As of June 30, 2009, the fair market value of these securities was $39.8 million.

 * We also own $2.2 million of the SARM 2005-22 1A2. This CMO was downgraded from AAA to B by Standard and Poors in June 2009, but has been rated BBB by Fitch since the fourth quarter of 2008. This security was originated in 2005. The average FICO score of the underlying loans at origination was 748. As of June 30, 2009, delinquencies of more than 60 days, foreclosures and REO totaled
   27.5% compared to 23.2% at March 31, 2009. Credit support is 13.9 compared to 14 when originally issued, which provides coverage of
   1.54 times projected losses in the collateral. The fair market value is $1.2 million

 * We own 80,000 shares of the Freddie Mac perpetual preferred stock
   Series V. We have recorded total OTTI charges on this security of
   $1.976 million. The fair value at June 30, 2009 was $35 thousand.

Deposits

Total deposits were up to $314.8 million at June 30, 2009 from $309.5 million at December 31, 2008. Noninterest-bearing deposits were up to $25.2 million at June 30, 2009 from $23.2 million at December 31, 2008.

Stockholders' Equity

Total stockholders' equity decreased from $68.8 million as of December 31, 2008 to $67.5 million at June 30, 2009 due to the write-down to fair value for certain trust preferred securities which resulted from the OTTI charges on the trust preferred securities. The non-credit component of the OTTI charge is a component of accumulated other comprehensive income.

Sonabank's branches are located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton, Leesburg and Clifton Forge. All of our branches are in Virginia.

As previously announced Sonabank has entered into a definitive agreement to acquire the Warrenton branch office, deposits and selected loans from Millennium Bank, N.A. subject to regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

             Southern National Bancorp of Virginia, Inc.
                          McLean, Virginia
 ----------------------------------------------------------------------

               Condensed Consolidated Balance Sheets
                           (Unaudited)
 ----------------------------------------------------------------------
 (in thousands)
                                              June 30,   December 31,
                                                2009        2008
                                             ----------  -----------
 Assets
 Cash and cash equivalents                   $    7,430  $   14,762
 Investment securities-available for sale         4,775      15,633
 Investment securities-held to maturity          52,990      59,326
 Stock in Federal Reserve Bank and Federal
  Home Loan Bank                                  4,464       4,041
 Loans receivable, net of unearned income       326,219     302,266
 Allowance for loan losses                       (4,571)     (4,218)
                                             ----------  -----------
  Net loans                                     321,648     298,048
 Intangible assets                               11,491      11,854
 Bank premises and equipment, net                 3,379       3,598
 Bank-owned life insurance                       13,723      13,435
 Other assets                                    12,819      11,227
                                             ----------  -----------
  Total assets                               $  432,719  $  431,924
                                             ==========  ===========

 Liabilities and stockholders' equity
 Noninterest-bearing deposits                $   25,249  $   23,219
 Interest-bearing deposits                      289,575     286,241
 Securities sold under agreements to
  repurchase and other short-term
  borrowings                                     18,220      20,890
 Federal Home Loan Bank advances                 30,000      30,000
 Other liabilities                                2,127       2,798
                                              ---------   -----------
  Total liabilities                             365,171     363,148
 Stockholders' equity                            67,548      68,776
                                              ---------   -----------

  Total liabilities and stockholders' equity  $ 432,719  $  431,924
                                              =========   ===========
 ----------------------------------------------------------------------

                Condensed Consolidated Statements of Income
                              (Unaudited)
 ----------------------------------------------------------------------
 (in thousands)

                       For the Quarters Ended  For the Six Months Ended
                               June 30,                 June 30,
                          2009        2008         2009        2008
                       ----------  ----------   ----------  -----------

 Interest and dividend
  income               $    5,571  $    5,863   $   10,997  $   12,276
 Interest expense           2,081       2,933        4,461       6,126
                       ----------  ----------   ----------  -----------
  Net interest income       3,490       2,930        6,536       6,150
 Provision for loan
  losses                      545         255        1,025         706
                       ----------  ----------   ----------  -----------
  Net interest income
   after provision for
   loan losses              2,945       2,675        5,511       5,444
                       ----------  ----------   ----------  -----------
 Account maintenance
  and deposit service
  fees                        138         118          270         234
 Income from bank-owned
  life insurance              140         145          288         290
 Net gain (loss) on
  other real estate
  owned                        30          --          117        (175)
 Net impairment losses
  recognized in
  earnings                   (863)       (124)        (863)       (124)
 Gain on securities            --          --          223          --
 Other                         53           8           57          43
                       ----------  ----------   ----------  -----------
  Noninterest income
   (loss)                    (502)        147           92         268
                       ----------  ----------   ----------  -----------
 Employee compensation
  and benefits                936         948        1,999       1,918
 Premises, furniture
  and equipment               512         502        1,021         968
 FDIC special assessment      190          --          190          --
 Other expenses               836         771        1,697       1,547
                       ----------  ----------   ----------  -----------
  Noninterest expense       2,474       2,221        4,907       4,433
                       ----------  ----------   ----------  -----------
  Income (loss) before
   income taxes               (31)        601          696       1,279
  Income tax expense
   (benefit)                  (54)        151          147         328
                       ----------  ----------   ----------  -----------
   Net income          $       23  $      450   $      549  $      951
                       ==========  ==========   ==========  ===========

----------------------------------------------------------------------

                          Financial Highlights
                             (Unaudited)
 ---------------------------------------------------------------------
(Dollars in thousands except per share data)

                       For the Quarters Ended  For the Six Months Ended
                              June 30,                 June 30,
                          2009        2008        2009        2008
                       ----------  ----------   ----------  ----------
Per Share Data :

 Earnings  per share
  - Basic              $     0.00  $     0.07   $     0.08  $     0.14
 Earnings  per share
  - Diluted            $     0.00  $     0.07   $     0.08  $     0.14
 Book value per share                           $     9.94  $    10.07
 Tangible book value
  per share                                     $     8.25  $     8.28
 Weighted average
  shares outstanding
  - Basic               6,798,547   6,798,547    6,798,547   6,798,547
 Weighted average
  shares outstanding
  - Diluted             6,798,547   6,798,547    6,798,547   6,800,190
 Shares outstanding
  at end of period                               6,798,547   6,798,547

 Selected Performance
  Ratios and Other Data:

 Return on average
  assets                     0.02%       0.45%        0.25%       0.48%
 Return on average
  equity                     0.13%       2.59%        1.59%       2.98%
 Yield on earning
  assets                     5.60%       6.40%        5.58%       6.84%
 Cost of funds               2.44%       3.78%        2.64%       4.03%
 Cost of funds
  including non-interest
  bearing deposits           2.29%       3.54%        2.48%       3.78%
 Net interest margin         3.51%       3.20%        3.32%       3.43%
 Efficiency ratio (1)       64.75%      69.38%       68.62%      66.00%
 Net charge-offs
  (recoveries) to
  average loans              0.14%       0.04%        0.21%       0.06%
 Amortization of
  intangibles          $      182  $      182   $      363  $      363

 ---------------------------------------------------------------------

                                                         As of
                                                 June 30,  December 31,
                                                   2009        2008
                                                ----------------------

 Nonaccrual loans                               $    2,244  $    1,078
 Loans past due 90 days and accruing
  interest                                              --         135
 Other real estate owned                             3,415       3,434
                                                ----------  ----------
 Total nonperforming assets and
  loans past due 90 days                        $    5,659  $    4,647
 Allowance for loan losses to
  total loans                                         1.40%       1.40%
 Nonperforming assets and loans past due
  90 days to total assets                             1.31%       1.08%
 Nonperforming assets and loans past due
  90 days to total loans                              1.73%       1.54%
 Stockholders' equity to total assets                15.61%      15.92%
 Tangible stockholders' equity to total
  tangible assets                                    13.31%      13.55%
 Tier 1 risk-based capital ratio                     15.14%      17.46%
 Intangible assets:
  Goodwill                                      $    8,713  $    8,713
  Core deposit intangible                            2,778       3,141
   Total                                        $   11,491  $   11,854

 (1) Excludes gains and write-downs on OREO, gains on sale of loans and net securities gains (losses).

CONTACT:  Southern National Bancorp of Virginia Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com